EXHIBIT 99(b)(1)

Serono B.V.
Alexanderstraat 3-5
2514 JL's-Gravenhage
Nederland

Serono France Holding SA
738 rue Yves Kermen
92658 Boulogne Cedex
France
Attn: M. Gilles Lachkar

July 16, 2002

Re: Commitment Letter

Dear Sirs,

        With respect to the cash tender offer for all outstanding shares, OCEANEs, warrants and other equity-linked securities of Genset S.A ("Genset") filed on behalf of Serono France Holding SA with the Commission des Opérations de Bourse in Paris, France on June 26, 2002 ("International Offer"), and the cash tender offer for Genset's American Depositary Shares ("ADSs") listed on Nasdaq and Genset's outstanding shares, OCEANEs and warrants held by US residents, to be filed by Serono France Holding SA with the Securities and Exchange Commission in the United States ("US Offer"), the undersigned Serono B.V., of which Serono France Holding is a wholly owned subsidiary, hereby irrevocably and unconditionally commits to provide Serono France Holding SA with sufficient funding to cover (x) the purchase price for all shares, ADSs, OCEANEs, warrants and other equity-linked securities that Serono France Holding SA accepts for payment in the International and US Offers and (y) related expenses.

Yours Sincerely,

Serono B.V.

By: /s/ Paul Wilkinson Name: Paul Wilkinson Title: Director	By: /s/ Jacques Theurillat Name: Jacques Theurillat Title: Director